Exhibit 99.2

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

C O R P O R A T E   P A R T I C I P A N T S

Tara Shull State Auto Financial Corp - IR and Finance Director

Mike LaRocco State Auto Financial Corp - President and CEO

Steve English State Auto Financial Corp - SVP, CFO

Kim Garland State Auto Financial Corp - SVP, Standard Lines

Jessica Buss Clark State Auto Financial Corp - SVP, Specialty Lines

Matt Mrozek State Auto Financial Corp - Chief Actuarial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Arash Soleimani KBW - Analyst

Larry Greenberg Janney Montgomery Scott - Analyst

P R E S E N T A T I O N

Operator

Welcome and thank you for standing by. At this time, all parties are in a listen-only mode. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions) Today’s call is being recorded. If you have any objections, please disconnect at this time.

I’d now like to turn the call over to State Auto Financial Corporation Investor Relations and Finance Director, Tara Shull.

Tara Shull - State Auto Financial Corp - IR and Finance Director

Thank you, Laurie. Good morning and welcome to our Third Quarter 2015 Earnings Conference Call. Today, I’m joined by our President and CEO, Mike LaRocco; Senior Vice President and CFO, Steve English; Senior Vice President, Standard Lines and Managing Director of State Auto Labs, Kim Garland; Senior Vice President of Specialty, Jessica Buss Clark; Chief Investment Officer, Scott Jones; and Chief Actuarial Officer, Matt Mrozek.

Today’s call will include prepared remarks, after which we’ll open the lines for questions. Please note our comments today may include forward-looking statements which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements.

These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission. A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information is available on our website, stateauto.com under the investors section as an attachment to the press release.

Now, I’ll turn the call over to STFC’s President and CEO, Mike LaRocco.

Mike LaRocco - State Auto Financial Corp - President and CEO

Thanks, Tara, and good morning everyone. Earlier today, we reported third quarter net income of $0.50 per diluted share and a quarterly GAAP combined ratio of 99.1%. Year-to-date net income was $1.16 per share with a combined ratio of 100%. Steve will go into more detail on financial results shortly. I’m not satisfied with our third quarter result. We will get better. Our CAT experience was good for the quarter, but personal and commercial auto non-catastrophe loss ratios simply remain too high. Aside from that, we know what we have to focus on.

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

Over the last six months, we have dug into all parts of the organization. That effort has allowed us to recognize our strengths, and more importantly, uncover the issues that need to be fixed. As an example, the past two quarters clearly reveal problem with our auto liability results. Last quarter, we struggled to answer the why. This quarter, we know the why and more importantly, we’removing forward to implement fixes.

We’re building a strong data and analytics product management driven organization. Our team understands the issues underlying our pricing model, product design and underwriting leakage. We’ll address those gaps across all product lines. Kim Garland and Jessica Buss Clark will address these issues further in just a few moments.

We also know that we had some leakage in claims. Our new claims leader, Paul Stachura, is working with his team to identify and fix the issues driving claims leakage. Reducing this leakage will not only improve underwriting results, but will also drive improved loss cost trends and more competitive pricing. We’ve also looked hard at our expenses. We know that our technology platform is the key driver of our too high expense ratio.

Last quarter, I talked about our plan to build a new operating platform for new business and billing. This work is already well underway under our new Chief Technology Officer, Greg Tacchetti. Greg brings a level of business and technology experience that will drive effective changes within our IT organization. We’re confident that we will launch our new technology platform in the first five states by late September to early October next year. This technology project is focused on creating a great experience for our agent partners.

The platform will allow us to not only improve our ease of doing business and efficiency, but will also allow us to broaden our appetite and improve our pricing and product sophistication. We’ve also addressed expenses that do not involve technology, agent compensation or people. Through a disciplined line by line budget review, we’ve identified $6.5 million of expense savings.

I’m very proud of our team, as many cost savings ideas came from our associates all across the organization. This approach is not a one-time program, rather its part of our ongoing disciplined culture. Of course when we look to become more efficient, we also looked at our organization. We began with our senior team. We have recruited a number of individuals with great prior experience and successful track records to lead our personal and small commercial technology and claims efforts.

Just as importantly, we were able to retain key leaders that have been successful here and understand what needs to be done going forward. We continue the organizational realignment across the rest of our team. This led to having to make some hard decisions. Through this effort, it became clear we simply had too many associates.

We believe that we can reduce our staff by approximately 5%. We’ve attempted to minimize the number of involuntary reductions by offering a special retirement opportunity and by placing a soft freeze on hiring. Regardless, we’ll have a reduction and it will not be easy. We’ve been as transparent as possible with all our associates and we’ll treat those affected with respect.

With that, I’ll turn it over to Steve.

Steve English - State Auto Financial Corp - SVP, CFO

Thanks, Mike. Today, we reported a combined ratio of 99.1% for the quarter compared to 102% a year ago. As a reminder, last year, during the third quarter, $13.8 million was added to the ultimate loss estimate for RED. Excluding that and the homeowners’ quota share impact, the combined ratio for the third quarter of 2014 was 94.2%. This can be seen in Schedule 1A of the supplemental exhibits.

Third quarter 2015 results reflect higher non-CAT losses in both personal and commercial auto. Year-to-date, the combined ratio was 100% compared to 98% for the same period of 2014, which excludes the impacts I just covered and disclosed in Schedule 1B of the supplemental exhibits. Our catastrophe experience this quarter was 2.1 points, 4 points below our third quarter five-year average of 6.1. Year-to-date, the catastrophe loss ratio was 4.9 points.

For the quarter, STFC’s non-CAT loss and allocated loss adjustment expense results reflect 0.3 points of overall unfavorable reserve development compared to 4.7 points of unfavorable development in the same 2014 period. The 2015 year-to-date non-CAT results include 0.6 points of favorable development that compares to 0.4 points of unfavorable development for the same 2014 period. The RED reserve strengthening added 5.1 points in the third quarter of 2014 and 3.2 points for the nine months ended September 30, 2014.

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

In 2015, non-CAT losses have developed less favorably, excluding RED than a year ago. There was no significant development of prior year catastrophe loss reserves in 2015 for the quarter or year. Homeowners and other personal lines of non-CAT loss ratios continue to fall within expectations. This is not the case for our personal auto non-CAT loss ratio, which increased 3.1 points and 3.9 points for the quarter and year-to-date, respectively when compared to the same 2014 periods, primarily due to increased bodily injury severity trends.

Setting aside the impact of the homeowners’ quota share arrangement, net written premium in the personal segment is down 4.9% for the quarter and 5.8% for the year compared to the same 2014 periods, which reflects our actions to continue to improve homeowners profitability. However, during the quarter, personal auto and homeowners new business counts were flat and up modestly, respectively, an indication, we are seeing stabilization in new business. Renewal retention for both personal auto and homeowners has increased slightly, compared to the prior year.

Commercial auto’s non-CAT loss ratio for the third quarter 2015 increased 27.8 points when compared to the same 2014 period due to an increase in current accident year frequency and severity trends in liability coverages. Higher severity trends are also driving adverse development of prior accident year losses. For the year, commercial auto, prior accident year, non-CAT losses developed adversely by 4.9 points, most of which is from the 2014 and 2013 accident years compared to favorable development of 6.2 points for the same period of 2014.

Fire and allied lines performed exceptionally well for the quarter and year-to-date when compared to the same 2014 periods. Remaining lines have performed within expectations. Quarter-over-quarter and year-over-year business insurance premium is flat. The Specialty Insurance segment, non-CAT loss ratio for the quarter was 60.3% which reflects a 14.8 point improvement from the third quarter of 2014.

On a year-to-date basis, the non-CAT ratio for the segment was 58.1% compared to 66.6% in the prior year. The quarter and year-to-date non-CAT loss ratios for 2014 reflect RED reserve strengthening. During 2015, we’ve seen increases in the non-CAT loss ratios for the E&S casualty and program units excluding RED. 2015 non-CAT loss ratios for E&S property and workers compensation units continue to perform well.

The E&S casualty unit’s, non-CAT loss ratios increased 22.6 points and 17.8 points respectively compared to the same 2014 periods, driven by a change in product mix and adverse development of prior accident year losses in umbrella and healthcare. The shift in product mix includes business written by Partners General subsequent to its acquisition by State Auto in June 2014.

The program unit’s non-CAT loss ratio for the three and nine months were 73.1% and 70.8% respectively compared to 137.6% and 111.7% for the same period of the prior year. The 2014 non-CAT loss ratios reflect RED reserve strengthening for the quarter and year of $13.8 million and $25.4 million respectively. In the current year, we have experienced adverse development of prior accident year losses for one of our longest tenured programs.

Net written premium for the specialty segment increased 10.2% and 13.3% for the three and nine months ended September 30, 2015 driven by all units with the exception of E&S property, a market in which soft conditions have persisted. For the quarter and year-to-date, E&S property net written premiums decreased 22.6% and 17.2% respectively.

Turning to RED, there were no material changes to the loss estimates. For the restaurant program which is protected by the adverse development cover, outstanding claims counts at September were 642, down from 898 at December 31, 2014. The trucking program outstanding claims are at 154, down from 277 at December 31, 2014. For the remaining RED programs, there are approximately 100 outstanding claims at September 30. RED reserves now stand at $80 million of which 57% relate to the restaurant program. Sequentially, net investment income is down $1.1 million for the quarter, due to our TIPS investments as disclosed in our supplemental exhibits. Book value per share ended at $21.28 reduced by $0.55 in the quarter due to investment valuations. Finally as of September 30, our Group Surplus stands at $1.2 billion, while STFC’s insurance subsidiaries have a combined statutory surplus of $780 million.

And now, I’ll turn the call over to Kim Garland.

Kim Garland - State Auto Financial Corp - SVP, Standard Lines

Thanks, Steve and good morning, everyone. It has been an exciting first three months here at State Auto. And I’d like to cover three things with you this morning. One, understanding the reasons for our profitability struggles in personal auto; two, my early observations on State Auto’s associates and agents and organizational changes that we are making; and three, how we will be thinking about managing these product lines going forward.

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

After joining State Auto, my highest priority has been to understand the reasons for our poor personal auto results. In prior quarters, we told you the following; that our risk quality had improved, that we had filed mid-single-digit rate increases in auto and that our loss cost trends are lower than the industry loss cost trends and lower than the rate increases we had filed. And yet, our auto loss ratios had deteriorated rather than improved with this deterioration primarily being driven by poor results from the auto liability coverage.

What happened? Well, these are the reasons why this happened. One, our risk quality did improve. The average credit score of our book has improved by about six points a year for the last three years. Our average ‘tier’ has shifted to a higher quality tier, and other variables like percentage cross-sold, average class factors and average liabilities symbols also shifted to become more preferred on average.

But it’s important to understand that filed rate changes are measured on the makeup of the book of business at the time the rate changes are filed and assumes that no change in mix of business will occur. This assumption did not hold for State Auto as our ‘mix of business’ got better. And since premiums vary based on risk quality, the increase in average premiums that we actually saw after the rate changes was less than the filed rate changes, since our mix of business changed to higher quality business.

In bodily injury, the auto coverage with our biggest profitability issues, the following happened; our filed rate changes were in the 6% to 7% increased range, while our average increase in actual earned premiums per exposure has increased between 0% and 1%. The mix change we saw has been rather dramatic. So our actual loss cost increases are greater than our actual average premium increases. And this is why our auto liability loss ratios are higher. And if you take out the change in mix impact from our loss cost trends, you’ll find the State Auto’s BI loss cost trends are higher than the industry BI loss cost trends on an apples-to-apples basis.

The increase in auto liability loss ratios and loss cost trends are greater than — having loss cost trends greater than the industry after adjusting for mix are being driven by two things. One, pricing issues we have found. One significant finding is that our rates are less adequate than they need to be at higher BI limits. And so the mix shift to better risk quality has also increased our mix of business to more higher BI limits business. And so, we’ve have been experiencing a shift from a more adequately priced segment to a lesser adequately priced segment.

We’ve also found claims issues. The significant finding in this area is that we have the same set of adjusters handling personal and commercial auto claims. There are some differences between these product lines and their associated claims handling. Given our blended planned claims approach versus other insurers who manage these claims separately, it is not surprising that we’re seeing higher loss cost trends.

How are we going to address these findings? First, we will take some short-term pricing actions. In personal auto, we planned to implement ‘countrywide’ rate filings to address the higher BI limits rate inadequacy issue. In claims, Paul is working on reorganizing the claims department into separate personal lines and commercial lines claims organizations and we have started the work on longer-term pricing actions. We will redesign our pricing models for every product line and we are planning to implement a usage based insurance option with the implementation of the new auto system. Usage based insurance being known as telematics more commonly.

For early observations on the people and organization, I have been thrilled beyond words about the early reaction and engagement from State Auto’s associates and agents. Our associates are incredibly talented and have a strong competitive desire to win. They are as energized as a group right now, as I’ve ever worked with. State Auto is not just another carrier to our agents, they genuinely want us to be successful and have been generous in letting me know that they will do whatever they can to help us be successful. I’m grateful for that.

For long-term State Auto employees and agents, it is clear that State Auto is not just a Company where they work or who they work with, but it is part of them and they love this Company. Being a part of that is the single most motivating thing for me in my early days at State Auto. As for organizational changes, we will be implementing a product management center to organization. We will manage each product independently. Auto separately from home, separately from farm and ranch, and each product line will be expected to be profitable and grow as an individual entity.

As a product manager — we will also actively and aggressively manage the non-rate parts of the product. This includes minimizing underwriting leakage, expense leakage, contract leakage and claims leakage, and maximizing the ease of use and the benefits of strong agency relationships. We have to figure out how to improve profitability and competitiveness at the same time and non-rate actions are a large part of this.

And as we move forward, we’re going to be thinking about managing the business to the following framework. One, quotes — quotes are the fuel that drives the engine. Auto quotes are up about 25% over 3Q14 and September 2015 was our highest auto quote month in years. Homeowners quotes are up about 19% over third quarter of last year and September 2015 was our highest homeowners quote month in years. This is an excellent early sign of progress that our teams are achieving.

Second thing that we’re trying to do is, optimize our rate position by product in state. The primary objective of a product manager is to place rates in the market that are both adequate and competitive. We have work to do in this area as our rate position is too inconsistent from state-to-state. We will also manage our efficiency ratio.

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

This is the percentage of time that we sell a new business policy if we are ‘competitive’ on the quote. While we’re still refining it, how we will exactly measure efficiency. All of our early work shows us that our current efficiency ratio is too low and we have room for meaningful improvement in this area.

And last, we will focus on the retention ratio. Our retention is driven by a combination of our rate actions on in-force customers and the service experience they receive. We can get better in both of these areas, which should drive our retention rates higher. We have a lot of work to do, but I am extremely excited about the amount of opportunity I see at State Auto.

Now I’ll turn you over to Jessica to discuss the Businesses and Specialty Insurance segment results.

Jessica Buss Clark - State Auto Financial Corp - SVP, Specialty Lines

Thanks, Kim. While, I am not happy with business insurance performance for the quarter. I am very excited about the opportunities we have identified in the last three months to improve results and grow profitably. Our business insurance non-CAT loss ratio for the quarter did not meet our expectations, driven mostly by our poor results in commercial auto and large losses in our commercial multi-peril lines, otherwise known as our BOP product.

Partially offsetting these results were the strong performances in our fire and allied and other and product liability lines, which combined is essentially our commercial package business. We are focused on short and long-term fixes in both of these products, which will take a few quarters to earnout. In commercial auto, we need to reassess our model, specifically in larger fleets and provide stronger guidance to our field underwriting staff on modeled scores and pricing by decile. We will also implement underwriting desk changes addressing a more thorough review of driver records, proper tier utilization, underwriting workflows and vehicle classification. Rate and underwriting actions will be the primary drivers of short-term fixes but model updates and further segmentation is required to move us away from severity classes.

In our BOP products, we are evaluating accounts classes and sizes as well as our model to improve underwriting profitability. The biggest lift will come from better segregating this price between two small accounts business in BOP eligible classes and larger accounts with higher exposure and more complexity, which are more appropriately written on a traditional commercial package policy.

Our BOP book has shifted to larger accounts and casualty type classes and we’ll be determining which of those should be underwritten, priced and placed on a true split property and liability form. We believe that all of these actions will ultimately improve our loss ratio. In addition to underwriting changes, we will also be looking at claims and evaluating practices and staff to minimize claims leakage. Paul Stachura, our new claims — Chief Claims Officer is creating a dedicated commercial claims unit to develop a stronger commercial claims expertise, consistency in claims handling practices and address increasing severity development trends, most notably related to our bodily injury claims.

We are seeing similar issues in commercial auto on the claims side as Kim identified in personal auto. As I mentioned, our commercial package policy business performed well this quarter and is in line with our year-to-date expectations. We are seeing the benefits of targeted rate increases and better pricing segmentation, which has positioned us to be adequately priced and competitive on targeted segments of this business.

As a result of our renewed focus on small and middle market commercial, we’ve decided to substantially re-underwrite and deemphasize our large accounts standard lines book. This was a hard decision but one based on pure profit fundamentals. As a super regional, we do not have the scale, resources, distribution or infrastructure to successfully compete in large account business.

We won’t be non-renewing all the business we have, especially those accounts that fit a traditional middle market definition. Instead, we are reevaluating our accounts and we’re trying to retain the ones that are both profitable and in our wheel house in terms of exposure. We will push this business out to our regions, where we have underwriting resources and the agent relationships. As part of our appetite messaging, we will work to define middle markets and not pursue large account business that doesn’t fit our appetite or expertise.

We are putting in place strategic initiatives to position our business insurance segment for success. Over the past few months, we’ve identified additional opportunities to approve our underwriting efficiency and effectiveness. Our expense ratio in this segment is too high at approximately 40%, nearly 10 points higher than our competitors. In the near term, we will implement workflow changes and reconfigure our field organization to improve efficiency and enhance agent relationships.

We have spent the past few months working on a field reorganization to drive improved alignment and accountability, as well as better matching our underwriting talent to our agency needs. This is a win-win for the Company and our agency partners. Alignment and accountability starts at the top of the organization where commercial sales, underwriting and product management will all now have shared accountability under me, ensuring that we have a comprehensive direction and vision, and that home office and the field have common goals.

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

In the field, we’ve created teams that will work together to service agents for the entire policy lifecycle from sales to policy issuance. This team concept will reduce the time to quote and issue policies, increase customer service and provide agents with one point of contact. Most importantly, we’ll assign underwriters to agents by what they write and ensure we have the right underwriters with the right skill sets writing accounts. This reorganization is less about downsizing and more about having the right people in the right roles.

In addition, we’re pushing more authority into the regions, allowing us to be even more responsive to our agents. The realignment will position us to provide great agency service while keeping efficiencies and performance. The combination of these underwriting pricing and reorganization initiatives will help us return to underwriting excellence and help us grow profitably in this segment.

Moving on to Specialty, the overall results of the specialty insurance segment continue to be good overall, but the quarter did not perform as well as we expected, driven by a large casualty loss development and some deterioration in our programs unit. The specialty segment’s non-CAT loss ratio for the quarter was 60.3% and 58.1% year-to-date. We have been successful in navigating a challenging market and leveraging our niche market positions and underwriting excellence to maintain underwriting profit.

Our strategy of growing organically by doing more of what we do with more people in more places without significant change to our risk profile while maintaining underwriting and price discipline continues to be effective. The E&S property market is as soft as ever and it continues to have excess capacity and capital entering that space. The story is consistent with prior quarters that minimal storm activity, aggregated business model, collateral markets and reduced reinsurance costs makes growth in this market difficult.

Rates in the industry are down 15% to 20%. We are looking for creative ways to leverage our strong relationships to seek new business opportunities including seeking out aggregated books of business with partners, who have a proven track record of being profitable. Our rate decrease year-to-date is on par with the market at about 8.8%. We will continue to stay disciplined and focused on profitable renewals and we will write all the business we can at the right rates, but adding only those risks that are accretive to our portfolio.

The non-CAT loss ratio in this unit continues to be outstanding at 2.1% for the quarter and 9.7% year-to-date, both significantly better than the same periods last year. In our E&S casualty unit, we’ll continue to look for opportunities, both organically and through acquisitions of underwriting teams to grow in this space. Year-to-date, rates have increased 0.8% for this unit. Our strong broker relationships have protected us from adverse market impact and have allowed us to continue to grow. We also have continued our practice of adding underwriters in geographic locations to grow our business profitably. Last quarter, I mentioned a new technology portal for environmental products that we’re rolling out. We launched this on a test basis with a limited group of brokers.

Today, we’ve seen activity pick up and would expect to broaden the rollout in late Q4.

The 2015 quarterly and year-to-date non-CAT loss ratios increased 22.7 points and 17.8 points respectively when compared to the same 2014 periods. As mentioned, the increases were driven by a change in the mix of business, adverse development on prior accident years in our healthcare, and a larger loss in our umbrella unit. We do not feel that any of these events will have any impact in future casualty performance, and I’m very pleased with the makeup and quality of this book.

The programs unit continues to grow as we seek opportunities to add to our portfolio of small to medium size programs. We continue to get over 50 submissions a quarter. We anticipate implementing two new programs during the fourth quarter, which we estimate to have an annual total premium for the first year of approximately $14 million. The net written premium growth that we’re seeing in this unit is from three new programs that we added at the end of 2014 and some already existing long-term relationships.

Rate increases for the programs unit in 2015 are 4.1% year-to-date. The non-CAT loss ratio for the quarter was 73.1% and 70.8% for the year.

We are disappointed in some of our auto programs where we have not seen the performance improvement we expected, given large rate increases we’ve implemented in these programs. We are putting into place underwriting changes and introducing telematics in these programs to improve results.

The workers’ compensation units results are again very solid for the quarter and year-to-date. As the market softens, we are still growing. All of our growth is driven by our mono line workers compensation product. Growth in workers’ compensation written on an account basis has been adversely affected by the negative package policy PIP trends and our business insurance segment.

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

As I mentioned last quarter, we will launch an initiative in the fourth quarter to increase new business production focused on our core State Auto agency partners. This plan will include increased commissions at small accounts and other incentives for placing business with us when writing the package in select states and classes. The non-CAT loss ratio for the quarter was 60.6% and 60.2% for the year, which is comparable with prior period and better than expectation.

And with that, we will open the lines for questions.

Q U E S T I O N   A N D   A N S W E R

Operator

(Operator Instructions) Arash Soleimani, KBW.

Arash Soleimani - KBW - Analyst

Thanks and good morning. On the expense ratio initiatives you had, I mean what’s the potential expense ratio reduction that you could see there and I guess a bit more broadly, what’s the timeline that those initiatives, I guess you expect those initiatives to play out over?

Mike LaRocco - State Auto Financial Corp - President and CEO

Hi. This is, Mike. Thanks for the question. Couple of things there is kind of a short-term view of that and of course a long term. So, let me speak first in the short term. We’re really pleased with the effort that we’ve made to reduce the expenses and I think that we will see modest bit of that in the coming year in 2016. The reason I say modest is that, we’re also investing in this organization. We’re investing in a new technology platform. So while we will have a reduced expense ratio going through 2016. I think the gain there will be modest is probably the best way I would think about that. As we think about our competitive position and expense ratios on a longer-term basis, we need to have expense ratios in line like auto in the low 20s we need to have expense ratio, targets that are much more aggressive across homeowners and small commercial and quite frankly even our mid-market commercial lines because these are now table stakes. If you’re going to play in these lines of business, you got to be a more efficient player. So as we upgrade our technology platform, we believe our efficiency is going to increase rather significantly. So we take a short-term and a long-term view of this, but one other thing about expenses, as I said in my comments, this is not about a short-term program to take X million dollars out or reduce our staff, this is about a team of people throughout the organization at all levels of the organization, who really believe we need to think like owners and to have an expense discipline that is consistent and ongoing. So, this will continue over time.

Arash Soleimani - KBW - Analyst

Thanks for the thorough response. Another question, I know on the property side, you mentioned that you’re seeing rate decreases that are in line with the industry. How much relief are you getting on the reinsurance side there and then I guess what’s the net impact when you take that into account?

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

Jessica Buss Clark - State Auto Financial Corp - SVP, Specialty Lines

Good morning. This is Jessica. We are seeing larger more significant decreases on our reinsurance rates then we are actually giving back in the market. Certainly that to over the last 24 months, it’s — that gap is I would say getting closer as we in 2015. Over the last 24 months, we’ve seen 25% to 30% reinsurance reductions on a risk-adjusted basis. We’ve been giving back rate decreases to the market between 5% and 10% in 2014 and 2015.

So overall, our net position, on rate is probably up a little bit, but we would expect in future quarters to see the reinsurance market probably stabilize somewhat and still see pressure on primary rates, at least to the rest of 2015, beginning 2016.

Arash Soleimani - KBW - Analyst

Thanks. And when you talk about enhancing agency relationships, does that involve changing commission structures at all?

Mike LaRocco - State Auto Financial Corp - President and CEO

No. We have no plans in the short-term to change agency commissions. We’re comfortable, we believe we have a competitive agency compensation program. And in the short-term, make no plans to change those. If over time, we can provide them with ease of doing business and efficiency that makes sense than to adjust commissions we would do it at that time, but in the short-term we’ve said that we have no plans to change those agency commissions.

Arash Soleimani - KBW - Analyst

Okay. Thank you for the answers.

Operator

Larry Greenberg, Janney Montgomery Scott.

Larry Greenberg - Janney Montgomery Scott - Analyst

Hi, good morning and thanks especially to Kim for laying out things really productively. Steve you went over the reserve development numbers pretty quickly. I just want to be sure I got them. You said 3.7 points unfavorable overall for the quarter?

Steve English - State Auto Financial Corp - SVP,CFO

No. For the quarter its 0.3 points overall.

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay.

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

Steve English - State Auto Financial Corp - SVP,CFO

And then (Interrupted). I’m sorry?

Larry Greenberg - Janney Montgomery Scott - Analyst

No. Go ahead.

Steve English - State Auto Financial Corp - SVP, CFO

It was overall 0.3 points adverse in the quarter, a year ago was 4.7 adverse; on a year-to-date basis, it was 0.6 points favorable compared to a year ago 0.4 points adverse. Of course those prior year numbers for the quarter, it had 5.1 points of RED and in the year-to-date, prior year has 3.2 points of RED.

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay, great. And then I think you gave what the year-to-date unfavorable was for commercial auto, do you have that for the third quarter?

Steve English - State Auto Financial Corp - SVP, CFO

Commercial auto for the quarter was 8.4 points unfavorable.

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay, great. And then E&S casualty, do you have what that adverse development was for the quarter?

Steve English - State Auto Financial Corp - SVP, CFO

I do not have that on my sheet, I am looking at Matt Mrozek, to see if he can add to answer that.

Matt Mrozek - State Auto Financial Corp - Chief Actuarial Officer

Sure. Larry, the E&S Casualty in the quarter was adverse about 10 points.

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay, great, thanks. And Jessica you seem pretty confident that, that wasn’t going to reoccur. I’m just curious why you’re so confident?

Jessica Buss Clark - State Auto Financial Corp - SVP, Specialty Lines

Well, a couple of reasons. First of all, part of that came from a large umbrella loss that we had I believe was in 2014 that developed adverse in 2015 and we’ve gone back. That’s a book of business layer that we’ve had since we opened Rockhill in 2005 and we have a lot of confidence in that underwriter. We’ve reviewed that account and there was nothing unusual about that account, it just happened to be an unfortunate bad loss. We write accounts and they have losses and that happens to be large loss on a small premium base which kind of had a big impact on the development. The other piece of that came from our healthcare and a lot of that development came from the previous line of business leader that wrote a different type of book of business in the healthcare space, sort of a larger, more tougher risks if you will and tougher state. We’ve changed that approach, we are — we feel pretty good that, that will alleviate any sort of further future adverse development on the stuff he has written, since we took over a couple years ago. But again, most of that came from Umbrella and we feel very — I feel very confident in Mike Towell’s ability to write that book profitably and again still it was a more of a one-off type claim.

Larry Greenberg - Janney Montgomery Scott - Analyst

Great. That’s helpful. And then in commercial auto, I mean is the same level of confidence there?

Mike LaRocco - State Auto Financial Corp - President and CEO

This is, Mike. I think commercial auto needs a lot more work. We’ve, Jessica and Kim, in combination and all of us are taking a hard look at commercial auto. I think there are issues at a high level across commercial auto in terms of pricing challenges that are our accountability, there are underwriting leakage issues, claims leakage issues. I think commercial auto from my chair is a line of business where we are certainly being impacted like others in terms of kind of natural severity related issues that are affecting the industry.

But on top of that, I think there are a number of self-inflicted wounds on commercial auto that we need to correct. Jess, you want to answer?

Jessica Buss Clark - State Auto Financial Corp - SVP, Specialty Lines

Yeah. Let me address some of those. As Mike mentioned, we’re certainly seeing with the industry seeing the sort of bad news, good news is that we have these additional issues, but I believe and I think Kim believes that these are issues that we can address and therefore sort of we’ve got a big comeback that we can make in commercial auto. The first and foremost sort of the quick wins is underwriting desk changes and just overall underwriting changes, we haven’t been very good as our book has shifted from sort of smaller accounts to larger accounts, having the right talent in the seat to have the ability to write commercial auto accounts. And we definitely need training in that space, even more than that there is some simple things just like ordering MVRs and appropriately reviewing MVR’s and driver records, and taking the appropriate action whether it’s related to eligibility or its related to tier placement and pricing. So that’s sort of one of the larger things. We’ve got some issues with just classification in general, which again affects tier placement and overall rates.

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NOVEMBER 03, 2015 / 04:00PM GMT, STFC - Q3 2015 State Auto Financial Corp Earnings Call

On the rate side, we have — we are putting together a review and execution for the field in terms of the right rate to charge for the risk. So, as we actually model policies by decile,. right now, we do not feel that there is the right rate for the risk that we to provide that guidance out into the field. We have some modeling changes to make on our larger fleets, and I think Kim referenced that as did I on our commercial comments.

And then lastly, and I think that this is also a really important point. The fact that we don’t have a dedicated commercial claims staff dealing with our commercial auto claims, we both feel, has a very large impact on our results certainly in the severity area. And so as we develop out that commercial expertise in claims, I think you’re also going to see a large benefit from that on the loss ratio side. But a lot of these are quick wins — a lot of these important things will be implemented in the next couple of weeks with having the right talent, having the right rates, using the right tiers and having the right underwriting skills and guidance to be able to appropriately underwrite these accounts.

Larry Greenberg - Janney Montgomery Scott - Analyst

Great. Thank you very much for the answers.

Operator

(Operator Instructions) We have no further questions at this time. I will turn the call back over to Tara Shull.

Tara Shull - State Auto Financial Corp - IR and Finance Director

Thank you, Laurie. We want to thank all of your for participating in our conference call and for your continued interest and support for State Auto Financial Corporation. We look forward to speaking with you again on our fourth quarter earnings call, which is currently scheduled for February 18, 2016. Thank you and have a good day.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

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